EXHIBIT 99.1


Contact:
Philip G. Campbell, VP-Investor Relations
(508) 679-8181 ext. 1361
Edward A. Hjerpe, EVP/COO and CFO
(508) 679-8181 ext. 1505

FIRSTFED AMERICA BANCORP, INC. Announces Record EPS for Fiscal Year 2003 and Increased Dividend

Swansea, Mass. (April 24, 2003): FIRSTFED AMERICA BANCORP, INC. (Amex: FAB) (the "Company"), today announced record diluted earnings per share ("EPS") of $2.79 for fiscal year 2003, an increase of 35% from $2.07 for fiscal year 2002. Before an extraordinary loss on early extinguishment of debt and the cumulative effect of the change in accounting for derivative instruments in fiscal year 2002, diluted EPS was $2.25. Diluted EPS for the fourth quarter of fiscal year 2003 was $0.71, an increase of 82% from $0.39 per share for the fourth quarter of fiscal year 2002. Before the extraordinary loss in the fourth quarter of fiscal year 2002, diluted EPS was $0.48.

The Company also announced that its Board of Directors declared a quarterly cash dividend to shareholders of $0.20 per share, its second consecutive quarterly increase, following the increase to $0.18 per share from $0.15 per share last quarter. The new dividend is payable on May 22, 2003, to all shareholders of record as of May 8, 2003.

Net income was $23.0 million for fiscal year 2003, an increase of $10.6 million, or 85%, from $12.4 million for fiscal year 2002. Before the extraordinary loss on early extinguishment of debt and the cumulative effect of the change in accounting for derivative instruments in fiscal year 2002, net income was $13.5 million. Net income increased $3.5 million, or 135%, to $6.0 million for the fourth quarter of fiscal year 2003 from $2.6 million for the fourth quarter of fiscal year 2002. Before the extraordinary loss in the fourth quarter of fiscal year 2002, net income was $3.1 million. The fourth quarter and full year periods of fiscal year 2002 included only one month of results from People's Bancshares, Inc. ("People's"), People's Savings Bank of Brockton and its mortgage banking subsidiary, People's Mortgage Corporation ("PMC"), all of which were acquired on February 28, 2002.

The Company's Chairman, President and CEO, Robert F. Stoico stated, "We are extremely proud to report record fiscal year earnings again this year, and another increase in our quarterly dividend. In the year following the acquisition of People's Bancshares, our expanded retail and commercial banking franchise performed impressively, while asset quality remained strong, and mortgage loan originations totaled more than $3 billion. The Company's EPS and ROE were at the highest levels in our six years as a public company. Based on this strong operating performance, FIRSTFED's Board of Directors has voted to increase the dividend to our shareholders for the second quarter in a row."

Net interest income before provision for loan losses increased $20.0 million, or 53%, to $57.7 million for fiscal year 2003 from $37.7 million for fiscal year 2002. The net interest rate spread and net interest margin were 2.33% and 2.62%, respectively, for fiscal year 2003, compared to 1.94% and 2.27%, respectively, for fiscal year 2002. Net interest income before provision for loan losses increased $3.4 million, or 35%, to $13.3 million for the fourth quarter of fiscal year 2003 from $9.8 million for the fourth quarter of fiscal year 2002. The net interest rate spread and net interest margin were 2.03% and 2.45%, respectively, for the fourth quarter of fiscal year 2003, compared to 1.87% and 2.23%, respectively, for the fourth quarter of fiscal year 2002.

During the fourth quarter of fiscal year 2003, net interest income was reduced by $1.5 million due to annual adjustments to amortization of People's purchase premiums based on actual mortgage loan prepayments and time deposit maturity experience in the year following the People's acquisition that was faster than previously estimated. These non-cash adjustments negatively impacted the net interest rate spread and net interest margin for the fourth quarter of fiscal year 2003.

The Company's provision for loan losses was $525,000 for fiscal year 2003 compared to $1.2 million for fiscal year 2002. The provision for loan losses was $125,000 for the fourth quarter of fiscal year 2003 compared to $300,000 for the fourth quarter of fiscal year 2002. The allowance for loan losses was $19.3 million, or 1.53% of loans receivable, at March 31, 2003, compared to $19.2 million, or 1.68% of loans receivable, at March 31, 2002. Non-performing loans decreased to $3.3 million, or 0.26% of loans receivable, at March 31, 2003, from $3.7 million, or 0.32% of loans receivable, at March 31, 2002. Non-performing assets decreased to $3.5 million, or 0.14% of total assets, at March 31, 2003, from $7.2 million, or 0.31% of total assets, at March 31, 2002.

Non-interest income increased $25.2 million, or 154%, to $41.5 million for fiscal year 2003 from $16.3 million for fiscal year 2002, including increases of $21.5 million in gain on sale of mortgage loans, $4.2 million in gain on sale of investment securities available for sale and $1.3 million in service charges on deposit accounts, partially offset by a decrease of $2.6 million in loan servicing income. Non-interest income increased $8.2 million, or 155%, to $13.4 million for the fourth quarter of fiscal year 2003 from $5.3 million for the fourth quarter of fiscal year 2002, including increases of $5.7 million in gain on sale of mortgage loans and $2.6 million in gain on sale of investment securities available for sale.

The increases in gain on sale of mortgage loans for the fourth quarter and the fiscal year were due primarily to a higher volume of loans originated for sale, which included loans sold by PMC during the full fiscal year 2003. Changes in fair value of derivative instruments utilized in secondary market hedging activities, as required by Statement of Financial Accounting Standards No. 133, resulted in reductions to gain on sale of mortgage loans of $236,000 and $703,000 for the fourth quarters of fiscal years 2003 and 2002, respectively, and a reduction to the gain of $657,000 for fiscal year 2003 compared to an addition to the gain of $179,000 for fiscal year 2002. The increases in gain on sale of investment securities available for sale for the fourth quarter and the fiscal year were due to increased sales volumes and market prices of mortgage-backed securities and other investment securities during fiscal year 2003, including certain investments acquired as part of the People's acquisition.

The increases in service charges on deposit accounts for the fourth quarter and the fiscal year were due primarily to growth resulting from the People's acquisition and subsequent increases in deposit accounts. The decrease in loan servicing income for the fiscal year was due primarily to additions to the valuation allowance for mortgage servicing rights of $2.6 million for fiscal year 2003, compared to $240,000 for fiscal year 2002. The valuation allowance adjustments were based on estimated impairment due to a combination of faster than previously expected actual payoff experience and faster prepayment forecasts for the applicable periods. No adjustments were made to the valuation allowance in the fourth quarters of fiscal years 2003 and 2002.

Non-interest expense increased $29.0 million, or 91%, to $61.1 million for fiscal year 2003 from $32.0 million for fiscal year 2002, including increases of $16.7 million in compensation and benefits, $4.0 million in office occupancy and equipment expenses, $872,000 in data processing costs, $633,000 in advertising and business promotion, $2.1 million in amortization of intangible assets and $4.8 million in other non-interest expenses. Non-interest expense increased $6.7 million, or 67%, to $16.6 million for the fourth quarter of fiscal year 2003 from $9.9 million for the fourth quarter of fiscal year 2002, including increases of $3.9 million in compensation and benefits, $1.1 million in office occupancy and equipment expenses, $484,000 in advertising and business promotion, $365,000 in amortization of intangible assets and $818,000 in other non-interest expenses. The increases in non-interest expenses were due to several factors, including growth resulting from the acquisition of People's and PMC, expenses associated with increased loan origination volumes, as well as costs related to banking office and back office consolidation and other non-recurring integration expenses.

Income tax expense increased $7.3 million, or 99%, to $14.6 million for fiscal year 2003 from $7.4 million for fiscal year 2002. Income tax expense increased $2.2 million, or 126%, to $3.9 million for the fourth quarter of fiscal year 2003 from $1.7 million for the fourth quarter of fiscal year 2002. These increases were due primarily to increased income before income tax expense. The Company's effective tax rate increased to 38.8% for fiscal year 2003 from 35.3% for fiscal year 2002.

Total assets increased $120.0 million, or 5.2%, to $2.414 billion at March 31, 2003 from $2.294 billion at March 31, 2002. This growth was due primarily to increases of $118.3 million in mortgage loans held for sale, $115.6 million in loans receivable, net, and $56.3 million in mortgage-backed securities available for sale, partially offset by decreases of $89.5 million in cash and cash equivalents and $61.9 million in investment securities available for sale. The 10.3% increase in loans receivable, net, included increases of $110.9 million, or 35%, in the commercial portfolio and $38.9 million, or 27%, in the consumer portfolio, partially offset by a decrease of $34.2 million, or 5%, in the mortgage portfolio due primarily to refinancing activity. Certain securities acquired as part of the People's acquisition were sold during fiscal year 2003. Corporate bond investments acquired from People's have been reduced from $16.1 million at the time of acquisition to $2.0 million at March 31, 2003. Trust preferred stock investments have been reduced from $40.3 million at the time of acquisition to $6.8 million at March 31, 2003.

Balance sheet growth was primarily funded by increases of $109.8 million in deposit balances and $37.7 million in stockholders' equity, partially offset by a decrease of $42.6 million in FHLB advances and other borrowings, during fiscal year 2003. The increase in deposits included increases in demand deposits of $161.0 million, or 37%, and savings deposits of $31.6 million, or 13%, partially offset by a decrease in time deposits of $82.8 million, or 13%. The Company's demand and savings accounts, or core deposits, were 60.3% of total deposits at March 31, 2003 compared to 50.7% at March 31, 2002.

For fiscal year 2003, mortgage originations were a record $3.186 billion, including $2.180 billion originated by PMC. During this time, $2.706 billion of mortgage loans were sold in the secondary market, including $2.061 billion sold servicing released by PMC. Total loans serviced for others decreased $176.2 million, or 11%, to $1.412 billion at March 31, 2003 from $1.588 billion at March 31, 2002, due primarily to refinancing activity.

Mr. Stoico noted, "Significant growth in consumer and commercial loans and low cost core deposits fueled increases in net interest and fee income in addition to the gains on sale of mortgage loans resulting from our record originations."

Total stockholders' equity increased $37.7 million, or 24%, to $193.1 million at March 31, 2003, from $155.3 million at March 31, 2002. The increase was due primarily to $23.0 million in net income, an $8.4 million increase in the fair market value of available for sale securities, net of tax, and a $5.0 million private placement of common stock issued from the Company's treasury stock, partially offset by $5.2 million in dividends paid to stockholders. Stockholders' equity to assets was 8.00% at March 31, 2003, compared to 6.77% at March 31, 2002. Book value per share increased 16% to $23.26 at March 31, 2003 from $20.06 at March 31, 2002. Tangible book value per share increased 31% to $16.79 at March 31, 2003 from $12.86 at March 31, 2002. Market price per share increased $4.10, or 17%, to $28.00 at March 31, 2003 from $23.90 at March 31,
2002.

As of March 31, 2003, the Company had repurchased 180,308 shares of Company stock, or 56% of the 320,028 shares authorized for repurchase under the Company's seventh stock repurchase program announced on September 29, 2000. There was no stock repurchase activity during fiscal year 2003. The Company has repurchased 2,486,903 shares since May 15, 1998.

At March 31, 2003, the Company's subsidiary, First Federal Savings Bank of America, continued to exceed all regulatory capital requirements. Regulatory capital, which is comprised of core capital, risk-based capital, and Tier I risk-based capital, amounted to approximately $142.3 million, $152.0 million, and $142.3 million, respectively. The core capital, risk-based capital, and Tier I risk-based capital ratios were 6.08%, 11.02%, and 9.85%, respectively, compared to the minimum ratios required to be deemed adequately capitalized of 4.0%, 8.0%, and 4.0%, respectively, and the minimum ratios required to be deemed well capitalized of 5.0%, 10.0%, and 6.0%, respectively.

FIRSTFED AMERICA BANCORP, INC. is a $2.4 billion financial services company offering a wide range of financial products through its subsidiaries. FIRST FEDERAL SAVINGS BANK OF AMERICA has 26 banking offices throughout Southeastern Massachusetts and Rhode Island, offers online banking through FIRSTFEDonline at www.firstfedamerica.com and has five loan origination centers serving Massachusetts, Rhode Island and Connecticut. PEOPLE'S MORTGAGE CORPORATION, a subsidiary of FIRST FEDERAL SAVINGS BANK OF AMERICA, provides mortgage and consumer loans through nine locations in New England and the Mid-Atlantic Region. Through FIRSTFED INSURANCE AGENCY, LLC, which is licensed in Massachusetts, Rhode Island and Connecticut, the Company also sells insurance products at all of its locations and via www.firstfedinsurance.com. FIRSTFED TRUST COMPANY, N.A. offers comprehensive trust, estate, and investment management products and services.

For additional information about the Company and its products, as well as previous press releases and historical financial data, visit the FIRSTFED Web site at www.firstfedamerica.com.

Statements contained in this news release, which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. Subject to applicable laws and regulations, the Company does not undertake - and specifically disclaims any obligation - to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

#  #  #


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Please note: Certain amounts previously reported have been reclassified to conform to the presentation in the following financial statements.



FIRSTFED AMERICA BANCORP, INC.
Consolidated Balance Sheets
---------------------------------------------------

                                                          March 31,     March 31,
                                                            2003          2002
                                                        ------------  ------------
                                                              (In Thousands)
Assets:
Cash on hand and due from banks                         $    53,529   $    44,159
Short-term investments                                        2,000       100,890
                                                        ------------  ------------
     Total cash and cash equivalents                         55,529       145,049
Mortgage loans held for sale                                245,745       127,477
Investment securities available for sale                     22,730        84,656
Mortgage-backed securities available for sale               634,965       578,618
Mortgage-backed securities held to maturity                     934         1,203
Stock in FHLB of Boston                                      58,433        58,433
Loans receivable, net
     Mortgages                                              649,453       683,621
     Commercial                                             425,929       315,022
     Consumer                                               185,284       146,344
     Allowance for loan losses                              (19,335)      (19,237)
                                                        ------------  ------------
        Total loans receivable, net                       1,241,331     1,125,750
Accrued interest receivable                                   7,588        10,376
Mortgage servicing rights                                     5,971         6,505
Office properties and equipment, net                         38,298        37,775
Real estate owned, net                                          194           240
Bank-owned life insurance                                    37,513        35,652
Investment in limited partnerships                              604           470
Goodwill and other intangible assets                         53,659        55,779
Prepaid expenses and other assets                            10,984        26,465
                                                        ------------  ------------
     Total assets                                       $ 2,414,478   $ 2,294,448
                                                        ============  ============
Liabilities and stockholders' equity:
Deposits
     Demand                                             $   593,078   $   432,082
     Savings                                                266,985       235,339
     Time                                                   567,044       649,842
                                                        ------------  ------------
        Total deposits                                    1,427,107     1,317,263
FHLB advances and other borrowings                          712,253       754,820
Company obligated, mandatorily redeemable securities         11,324        25,657
Advance payments by borrowers for taxes and insurance         5,974         6,163
Accrued interest payable                                      3,607         4,814
Other liabilities                                            61,129        30,384
                                                        ------------  ------------
     Total liabilities                                    2,221,394     2,139,101
                                                        ------------  ------------
Common stock                                                    108           106
Additional paid-in capital                                  125,306       119,149
Retained earnings                                            97,100        79,245
Accumulated other comprehensive income                        9,777         1,401
Unallocated ESOP shares                                      (1,549)       (2,323)
Unearned stock incentive plan                                  (112)       (1,553)
Treasury stock                                              (37,546)      (40,678)
                                                        ------------  ------------
     Total stockholders' equity                             193,084       155,347
                                                        ------------  ------------
     Total liabilities and stockholders' equity         $ 2,414,478   $ 2,294,448
                                                        ============  ============
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FIRSTFED AMERICA BANCORP, INC.
Consolidated Statements of Operations
----------------------------------------------------

                                                      For the Three Months Ended       For the Years Ended
                                                              March 31,                      March 31,
                                                     ---------------------------  -----------------------------
                                                          2003          2002          2003             2002
                                                     -------------  ------------  ------------    -------------
                                                            (Dollars in thousands, except per share data)

Interest and dividend income:
     Loans                                            $    19,846    $   17,587     $   84,766      $   71,511
     Mortgage-backed securities                             6,714         6,781         34,331          31,152
     Investment securities                                    508         1,115          3,370           2,108
     Federal Home Loan Bank stock                             468           421          2,082           2,078
                                                     -------------  ------------  ------------    -------------
        Total interest and dividend income                 27,536        25,904        124,549         106,849
                                                     -------------  ------------  ------------    -------------
Interest expense:
     Deposits                                               5,659         6,150         26,912          25,430
     Borrowed funds                                         8,585         9,906         39,924          43,696
                                                     -------------  ------------  ------------    -------------
        Total interest expense                             14,244        16,056         66,836          69,126
                                                     -------------  ------------  ------------    -------------
        Net interest income before loan loss provision     13,292         9,848         57,713          37,723
Provision for loan loss                                       125           300            525           1,200
                                                     -------------  ------------  ------------    -------------
        Net interest income after loan loss provision      13,167         9,548         57,188          36,523
                                                     -------------  ------------  ------------    -------------
Non-interest income:
     Service charges on deposit accounts                      755           550          3,360           2,071
     Trust fee income                                         368           351          1,431           1,395
     Loan servicing (expense) income                          146           308         (1,557)          1,054
     Insurance commission income                              436           388          1,238           1,130
     Earnings on bank-owned life insurance                    414           471          1,861           1,889
     Gain on sale of mortgage loans, net                    7,971         2,240         27,104           5,589
     Gain on sale of investment securities available
       for sale                                             2,561             -          5,189           1,003
     Other income                                             785           954          2,905           2,191
                                                     -------------  ------------  ------------    -------------
        Total non-interest income                          13,436         5,262         41,531          16,322
                                                     -------------  ------------  ------------    -------------
Non-interest expense:
     Compensation and benefits                             10,333         6,385         36,613          19,951
     Office occupancy and equipment                         2,234         1,145          8,406           4,409
     Data processing                                          665           671          3,017           2,145
     Advertising and business promotion                       543            59          1,342             709
     Amortization of intangible assets                        589           224          2,410             294
     Other expense                                          2,269         1,451          9,281           4,520
                                                     -------------  ------------  ------------    -------------
        Total non-interest expense                         16,633         9,935         61,069          32,028
                                                     -------------  ------------  ------------    -------------
        Income before income tax expense                    9,970         4,875         37,650          20,817
Income tax expense                                          3,941         1,741         14,614           7,356
                                                     -------------  ------------  ------------    -------------
        Net income before extraordinary loss and
          cumulative effect of accounting change            6,029         3,134         23,036          13,461
                                                     -------------  ------------  ------------    -------------
Extraordinary loss on early extinguishment of debt,
   net of $394 tax benefit                                      -          (568)             -            (568)
Cumulative effect of change in accounting for
   derivative instruments and hedging activities,
   net of $237 tax benefit                                      -             -              -            (461)
                                                     -------------  ------------  ------------    -------------
        Net income                                    $     6,029    $    2,566     $   23,036      $   12,432
                                                     =============  ============  ============    =============
Basic earnings per share before extraordinary loss
   and cumulative effect of accounting change         $      0.73    $     0.48     $     2.86      $     2.26
Extraordinary loss on early extinguishment of debt             -          (0.09)            -            (0.09)
Cumulative effect of accounting change                         -             -              -            (0.08)
                                                     -------------  ------------  ------------    -------------
Basic earnings per share                              $      0.73    $     0.39     $     2.86      $     2.09
                                                     =============  ============  ============    =============
Diluted earnings per share before extraordinary loss
    and cumulative effect of accounting change        $      0.71    $     0.48     $     2.79      $     2.25
Extraordinary loss on early extinguishment of debt             -          (0.09)            -            (0.10)
Cumulative effect of accounting change                         -             -              -            (0.08)
                                                     -------------  ------------  ------------    -------------
Diluted earnings per share                            $      0.71    $     0.39     $     2.79      $     2.07
                                                     =============  ============  ============    =============

Weighted average shares outstanding - basic             8,224,263     6,509,226      8,040,764       5,948,657
                                                     =============  ============  ============    =============
Weighted average shares outstanding - diluted           8,482,772     6,604,118      8,269,886       5,993,173
                                                     =============  ============  ============    =============
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FIRSTFED AMERICA BANCORP, INC.
Selected Financial Highlights
-----------------------------------------------------------

                                                                At or for the Three Months Ended       At or for the Years Ended
                                                              ------------------------------------   -----------------------------
                                                                  March 31,            March 31,          March 31,      March 31,
                                                                    2003                 2002               2003           2002
                                                              ---------------       --------------    --------------  -------------
                                                                           (Dollars in thousands, except per share data)

Operating and Performance Ratios (annualized):
     Return on average stockholders' equity                         12.82%               6.22%              12.96%           9.65%
     Return on average assets                                        1.01%               0.53%               0.95%           0.70%
     Stockholders' equity to total assets                            8.00%               6.77%               8.00%           6.77%
     Net interest rate spread                                        2.03%               1.87%               2.33%           1.94%
     Net interest margin                                             2.45%               2.23%               2.62%           2.27%
     Effective tax rate                                             39.53%              35.71%              38.82%          35.34%
     Regulatory Capital Ratios (Bank only):
        Core                                                         6.08%               5.72%               6.08%           5.72%
        Risk-based                                                  11.02%              10.36%              11.02%          10.36%
        Tier 1 risk-based                                            9.85%               9.19%               9.85%           9.19%

Asset Quality:
     Non-performing loans                                     $     3,305         $     3,704         $     3,305     $     3,704
     Non-performing assets                                    $     3,499         $     7,232         $     3,499     $     7,232
     Allowance for loan losses                                $    19,335         $    19,237         $    19,335     $    19,237
     Non-performing loans as a percent of loans (1)                  0.26%               0.32%               0.26%           0.32%
     Non-performing assets as a percent of total assets              0.14%               0.31%               0.14%           0.31%
     Allowance for loan losses as a percent of non-performing
      loans                                                           585%                519%                585%            519%
     Allowance for loan losses as percent of loans receivable        1.53%               1.68%               1.53%           1.68%

Share Related:
     Book value per share                                     $     23.26         $     20.06         $     23.26     $     20.06
     Tangible book value per share                            $     16.79         $     12.86         $     16.79     $     12.86
     Market value per share                                   $     28.00         $     23.90         $     28.00     $     23.90
     Shares outstanding (2)                                     8,302,451 (A)       7,743,617 (B)       8,302,451 (A)   7,743,617(B)

Mortgage Origination and Servicing:
     Mortgage originations                                    $   937,518         $   256,781         $ 3,186,132     $   788,560
     Loans serviced for others                                $ 1,412,177         $ 1,588,413         $ 1,412,177     $ 1,588,413

Trust Assets Under Administration:
     Number of accounts                                               178                 149                 178             149
     Market value of assets                                   $   473,700         $   521,400         $   473,700     $   521,400

(1)  Loans include loans receivable, net, excluding allowance for loan losses.
(2A) Based upon total shares issued at IPO (8,707,152) plus shares issued for the People's merger (1,895,644) and stock options exercised (216,044), less unearned ESOP shares (135,704), unreleased 1997 Stock-based Incentive Plan shares
     (5,338), shares repurchased (2,284,473), and shares held in certain employee benefit plans (90,784).
(2B) Based upon total shares issued at IPO (8,707,152) plus shares issued for the People's merger (1,895,644) and stock options exercised (3,793), less unearned ESOP shares (213,240), unreleased 1997 Stock-based Incentive Plan shares
     (74,796), shares repurchased (2,486,903), and shares held in certain employee benefit plans (88,033).

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